UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2005
VICOR CORPORATION
(Exact name of Registrant as specified in charter)

Delaware	0-18277	04-2742817

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)
25 Frontage Road, Andover, Massachusetts 01810
(Address of principal executive offices) (Zip Code)
(978) 470-2900
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On August 9, 2005, Vicor Corporation (the “Company”) updated its previously issued news release dated July 18, 2005 to reflect certain financial statement reclassifications. There was no change to the Company’s previously reported net income (loss) or net income (loss) per share for the three and six months ended June 30, 2005 as a result of these reclassifications, and these reclassifications have been reflected in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed earlier today.
Specifically, the $2.5 million litigation settlement was reclassified from license revenue to gain from litigation-related settlement, net. The $250,000 contingency fee paid by the Company to its litigation counsel in connection with the settlement was reclassified from sales and administration expense and netted against the $2.5 million payment.
In addition, in the consolidated balance sheet, the Company increased other accrued liabilities as of June 30, 2005 by $5,020,000 to record a dividend payable, with a corresponding reduction of the same amount to retained earnings, for the annual cash dividend of $.12 per share of the Company’s stock that was declared on June 24, 2005 by the Company’s Board of Directors.
A copy of the updated July 18, 2005 news release is filed as an exhibit to this report.
Item 9.01 Financial Statements and Exhibits.
(c)          Exhibits. The following exhibit is being furnished herewith:

Exhibit
Number	Title
99.1	Vicor Corporation’s press release dated July 18, 2005, updated on August 9, 2005.
[Remainder of page left blank intentionally]

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR CORPORATION
Dated: August 9, 2005	By:	/s/ Mark A. Glazer
		Name:	Mark A. Glazer
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Title
99.1	Vicor Corporation’s press release dated July 18, 2005, updated on August 9, 2005.

4